UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________

SCHEDULE 14A
_____________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_____________________________

Filed by the Registrant ☒             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Apartment Income REIT Corp.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 14, 2024

APARTMENT INCOME REIT CORP.
APARTMENT INCOME REIT, L.P.
(Exact name of Registrant as Specified in Its Charter)

Maryland (Apartment Income REIT Corp.)	001-39686	84-1299717
Delaware (Apartment Income REIT, L.P.)	000-24497	84-1275621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4582 South Ulster Street Suite 1700
Denver, Colorado	80237
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (303) 757-8101

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Apartment Income REIT Corp. Class A Common Stock	AIRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on April 7, 2024, Apartment Income REIT Corp., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Apex Purchaser LLC, a Delaware limited liability company (“Buyer 1”), Aries Purchaser LLC, a Delaware limited liability company (“Buyer 2”), Astro Purchaser LLC, a Delaware limited liability company (“Buyer 3” and, together with Buyer 1 and Buyer 2, collectively, “Parent”), and Astro Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”).  Upon the terms and subject to the conditions of the Merger Agreement, at the closing of the Merger (the “Closing”), Merger Sub will merge with and into the Company (the “Merger”). Upon completion of the Merger, the Company will survive and the separate existence of Merger Sub will cease.  The board of directors of the Company (the “Company Board”) unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby. Parent and Merger Sub are affiliates of Blackstone Real Estate Partners X L.P., which is an affiliate of Blackstone Inc. On May 10, 2024, the Company filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement (the “Preliminary Proxy Statement”), and the Company filed with the SEC a definitive proxy statement on Schedule 14A on May 21, 2024 (the “Definitive Proxy Statement”), in connection with the Merger Agreement. The special meeting of the Company’s stockholders  will be held on June 25, 2024 at 10:00 a.m., Mountain Time, at the Company’s corporate headquarters, 4582 South Ulster Street, Suite 1700, Denver, CO 80237, to act on the proposal to adopt the Merger Agreement, as disclosed in the Definitive Proxy Statement.

In connection with the proposed Merger, approximately fourteen (14) demand letters have been served on the Company by purported Company stockholders challenging the adequacy of certain disclosures made in the Preliminary Proxy Statement and the Definitive Proxy Statement (collectively, the “Demand Letters”).  The Demand Letters allege, among other things, that certain disclosures in the Preliminary Proxy Statement and/or Definitive Proxy Statement (i) omitted certain purportedly material information in violation in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9 and/or (ii) constitute a breach of fiduciary duty by the Company Board under Maryland law. Two of the Demand Letters from purported stockholders of the Company included a draft complaint alleging that the Preliminary Proxy Statement contained materially incomplete and misleading information concerning the Merger. The Demand Letters demand corrective disclosure to the Preliminary Proxy Statement and/or the Definitive Proxy Statement.

On June 3, 2024 and June 7, 2024, complaints were filed (the “Complaints”) alleging, among other things, that the Definitive Proxy Statement omitted material information that rendered it false and/or misleadingly incomplete, and that the members of the Company Board breached their fiduciary duties under Maryland law.  The lawsuits, filed by purported stockholders of the Company in their individual capacity, were filed in state court and are captioned (i) Garfield v. Bohjalian, et al., C.A. No. 2024CV31190 (Arapahoe County Court, Eighteenth District of the State of Colorado), (ii) Floyd v. Apartment Income REIT Corp., et al., C.A. No. [Unassigned] (N.Y. Sup. Ct), and (iii) Jones v. Apartment Income REIT Corp., et al., C.A. No. [Unassigned] (N.Y. Sup. Ct).  The relief sought in one or more of the Complaints include, enjoining the consummation of the Merger and requiring the defendants to disseminate a proxy statement that does not contain false and misleading statements, rescission of the Merger, actual and punitive damages, and award of attorneys’ fees and expenses.

The Company denies that it has violated any laws or breached any duties to the Company’s stockholders, denies all allegations in the Demand Letters and the Complaints, and believes that no supplemental disclosure to the Preliminary Proxy Statement and/or the Definitive Proxy Statement was or is required under any applicable law, rule or regulation. However, solely to eliminate the burden and expense of potential litigation, to moot certain of the claims made in the Demand Letters and the Complaints, to avoid nuisance and potential delay or disruption to the Merger, and to provide additional information to the Company’s stockholders, the Company has determined to voluntarily supplement the Definitive Proxy Statement with the below disclosures. The Company believes that the disclosures in the Preliminary Proxy Statement and the Definitive Proxy Statement comply fully with applicable law and nothing in the supplemental disclosures will be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein or of the legal merit of the legal proceedings described in the Definitive Proxy Statement.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

These following supplemental disclosures should be read in connection with the Definitive Proxy Statement, which should be read in its entirety. The inclusion in this supplement to the Definitive Proxy Statement of certain information should not be regarded as an indication that any of the Company or its affiliates, officers, directors or other representatives, or any other recipient of this information, considered, or now considers, it to be material, and such information should not be relied upon as such. To the extent that information herein differs from or updates information contained in the Definitive Proxy Statement, the information contained herein supersedes the information contained in the Definitive Proxy Statement. Capitalized terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement, unless otherwise defined below. All page references in the information below are to pages in the Definitive Proxy Statement. For clarity, new text within restated paragraphs (other than tables and related footnotes) from the Definitive Proxy Statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the Definitive Proxy Statement is highlighted with ~~strikethrough text~~.

The following supplemental disclosure amends and restates in its entirety the last full paragraph on page 6 of the Definitive Proxy Statement concerning the Summary of the Financing for the Merger.

The Parent Entities have informed us that, in connection with financing the Merger, they expect the Partnership and/or certain of its subsidiaries to incur an aggregate of approximately $2.9 billion to $3.4 billion of debt financing, which would be provided substantially concurrently with the closing (which we refer to as the “closing financing”). The closing financing includes approximately $2.65 billion of debt financing that was provided in a debt commitment letter the Parent Entities previously received from Wells Fargo Bank, National Association, Bank of Montreal, Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, Barclays Bank PLC, Bank of America, N.A., Morgan Stanley Mortgage Capital Holdings LLC, Société Générale and Deutsche Bank AG, New York Branch~~providing for debt financing in an aggregate amount of up to approximately $2.65 billion, and that they currently are pursuing obtaining an additional approximately $850 million to $2.15 billion of debt financing, in each case to be incurred by the Partnership and/or certain of its subsidiaries, which would be provided substantially concurrently with the closing of the merger~~. The Parent Entities expect that the Partnership will have approximately ~~$5.3~~ $4.7 billion to ~~$6.8~~ $5.2 billion of outstanding indebtedness immediately following the closing of the merger if the closing financing is obtained, which would increase the Company’s loan-to-value ratio from approximately 35% immediately prior to the closing of the merger to approximately 47% to 52% immediately following the incurrence of the closing financing. “Loan-to-value” means the ratio that loans and other amounts outstanding under financing obligations of the Partnership bear to the enterprise value of the Partnership implied by the transactions contemplated by the merger agreement. The Parent Entities also have informed us that they currently are pursuing obtaining up to an additional approximately $1.6 billion of debt financing, which may be incurred by the Partnership and/or certain of its subsidiaries during the third quarter of 2024 (which we refer to as the “additional financing”). The Parent Entities expect that the Partnership will have approximately $5.3 billion to $6.8 billion of outstanding indebtedness immediately after the incurrence of the additional financing if both the closing financing and additional financing is obtained, which would increase the Company’s loan-to-value ratio from approximately 35% immediately prior to the closing of the merger to approximately 53% to 68% immediately following the incurrence of the additional financing. The Parent Entities have indicated that the actual amount of any closing financing or additional financing (and the resulting loan-to-value ratios) will depend on various factors in the financing markets at the time of the closing of the merger and at the time of the incurrence of any additional financing, including interest rates, and that if the closing financing is incurred, it is possible no additional financing is incurred or that any additional financing is incurred later than expected. In addition, it is expected that the Sponsor will contribute equity to the Parent Entities for the purpose of funding the acquisition costs (including the common stock merger consideration) that are not covered by such debt financing.

The following supplemental disclosure amends and restates in its entirety the third paragraph on page 33 of the Definitive Proxy Statement concerning the Background of the Merger:

During the afternoon of ~~Sunday, March 31~~Monday, April 1, 2024, the independent directors of the board met virtually, without Mr. Considine and management, to further discuss the non-binding proposals received to date. Representatives of Skadden were in attendance for a portion of the meeting. The independent directors discussed, among other matters, the proposals from Blackstone and Party A, and the proposed transaction structure and process, including next steps.

The following supplemental disclosure amends and restates in its entirety the last paragraph on page 34 and first paragraph on page 35 of the Definitive Proxy Statement concerning the Background of the Merger:

At this meeting, the board and the Company’s management again discussed the financial projections, the bases on which they were prepared, and various potential risks and rewards of continuing to pursue the Company’s stand-alone business plan. Representatives from Citi provided to the board additional preliminary financial analysis of the Company and the updated bids. Further, representatives from Skadden reminded the directors of their legal duties with respect to an acquisition of the Company and reviewed the key terms of the initial Blackstone documentary submissions, including (i) those described in the paragraph regarding the events on April 1, 2024, above, (ii) the board’s ability to change its recommendation under certain circumstances and the ability for third parties to submit, and the Company to enter into, an agreement with respect to a superior proposal by paying a termination fee, along with matching rights in favor of the buyer if any superior proposal were received, and (iii) that certain matters related to retention of employees through closing and treatment of certain existing employee benefits entitlements remained to be negotiated. Members of the board asked questions and discussion ensued among the board, the Company’s management and representatives from Citi and Skadden related to the terms of the updated Blackstone proposal, the Company’s recourse if a transaction were not consummated, the terms of the updated Blackstone proposal relative to recent similar Blackstone transactions, and Blackstone’s track record in similar deals. The board also discussed again the transaction structure, including that the proposed merger involving the Company would not impact the Partnership and that all Partnership units would remain outstanding. The board also reviewed and discussed the relationship disclosures that Citi provided regarding certain relationships between Citi and its affiliates, on the one hand, and the Company, Blackstone and Party A, as applicable, on the other hand.

The following supplemental disclosure amends and restates in its entirety the second full paragraph on page 37 of the Definitive Proxy Statement concerning the Background of the Merger:

At the time of the execution of the merger agreement, Blackstone had not discussed, and no letter of intent or proposal received from Blackstone (including the initial Blackstone proposal, the updated Blackstone proposal or the final Blackstone proposal), or Party A contained any proposal regarding, the terms of any post-closing employment, ~~or~~ equity participation or board or other management positions for the Company’s management (other than the fact that the Partnership would remain in place and that the Partnership units would remain outstanding) with any members of the Company’s management or the board.

The following supplemental disclosure is added after the last paragraph on page 37 of the Definitive Proxy Statement concerning the Background of the Merger:

Since the announcement of the Merger, none of Party A, Party B or any third-person contacted the Company or its Representatives regarding a potential acquisition proposal.

The following supplemental disclosure amends and restates in its entirety the second paragraph on page 46 of the Definitive Proxy Statement concerning the Discounted Cash Flow Analysis:

Citi conducted a discounted cash flow analysis of the Company using the financial projections for the purpose of determining an implied fully diluted equity value per share for our common stock (taking into account the OP Units held by third parties). Based on the financial projections, Citi calculated the estimated present value of unlevered free cash flows that the Partnership was forecasted to generate during the fiscal years ending December 31, 2024 through December 31, 2028. Citi also calculated a range of terminal values for the Partnership by applying a range of terminal capitalization rates of 5.5% to 6.0%, which range was selected by Citi based on its professional judgment and experience, to the projected fiscal year 2029 net operating income of the Partnership. The unlevered free cash flows and the range of terminal values were then discounted to present values reflecting implied enterprise values for the Partnership, as of December 31, 2023, using mid-year convention and discount rates ranging from 10.1% to 11.0%, reflecting estimates of the Company’s weighted average cost of capital selected by Citi utilizing its professional judgement and experience, and derived from Citi’s review of public filings, Bloomberg and FactSet Research Systems. From the range of implied enterprise values it derived for the Company, Citi subtracted the Company’s net debt of approximately $3,263 million as of December 31, 2023 (calculated as total debt and preferred equity, less cash and cash equivalents) to derive the equity value of the Company, and subsequently divided such equity value by the approximately 155.4 million fully-diluted shares of common stock (taking into account the OP Units held by third parties) outstanding as of April 5, 2024, as provided by the Company’s management, to derive an implied share price range.

The following supplemental disclosure amends and restates in its entirety the fourth and fifth paragraphs on page 46 of the Definitive Proxy Statement concerning the Selected Public Companies Analysis:

Citi performed a selected public companies analysis to estimate an implied per share value of the Company through an analysis of the public share price and enterprise value of similar publicly-traded companies. Citi reviewed financial and stock information of the Company and the eight selected publicly-traded companies listed below, which we refer to as the “selected companies”, and which are all publicly traded REITs in the multi-family sector. No publicly-traded company is identical to us, but the selected companies were chosen because, among other reasons, they possessed certain financial, operational or business characteristics that, in Citi’s view, based on its professional judgment, were sufficiently comparable to those of the Company or otherwise relevant for purposes of comparison to the Company. Except as otherwise disclosed, no individual multiples were derived from the selected public companies or selected precedent transactions and none were independently determinative of the results of such analyses.

Citi selected the following publicly-traded REITs:

~~•       AvalonBay Communities, Inc.~~
~~•       Equity Residential~~
~~•       Essex Property Trust, Inc.~~
~~•       Mid-America Apartment Communities, Inc.~~
~~•       UDR, Inc.~~
~~•       Camden Property Trust~~
~~•       Independence Realty Trust, Inc.~~
~~•       Veris Residential, Inc.~~

Publicly-Traded REITs
Entity	2024E Consensus FFO per Share	Premium/(Discount) to GSA NAV
AvalonBay Communities, Inc.	16.7x	(8.0%)
Equity Residential	16.0x	(15.5%)
Essex Property Trust, Inc.	15.7x	(1.7%)
Mid-America Apartment Communities, Inc.	14.2x	(16.4%)
UDR, Inc.	14.9x	(12.3%)
Camden Property Trust	14.4x	(20.7%)
Independence Realty Trust, Inc.	13.5x	(15.8%)
Veris Residential, Inc.	N/A	(21.1%)

The following supplemental disclosure amends and restates in its entirety the table on page 47 of the Definitive Proxy Statement concerning the Selected Precedent Transaction Analysis:

Selected Precedent Transactions
Announcement Dates	Acquiror	Target Name	Transaction Value (in billions)	Offer Price Premium (Discount) to Consensus NAV
1/19/2024	Blackstone	Tricon Residential Inc.	$6.3	(7.0%)
8/28/2023	KSL	Hersha Hospitality Trust	$1.4	(5.2%)
2/22/2023	GIC & Centerbridge	INDUS Realty Trust, Inc.	$0.9	(8.4%)

The following supplemental disclosure amends and restates in its entirety the first bullet point beneath the first paragraph on page 48 of the Definitive Proxy Statement concerning Certain Other Information:

•
a selected precedent transaction analysis for selected all-cash transactions in the REIT industry announced since 2018 (excluding acquisitions of C-corps and mortgage REITs, non-traded REITs or REIT acquisitions that involved a spin-off as part of the acquisition or for which no net asset value was publicly reported and notwithstanding whether the 10-year U.S. Treasury rate was above 3.5%), which is set forth in the table below and which indicated a low and high range of 7.9% to 70.6% of offer price premiums as a percentage increase over each applicable company’s unaffected share price as of the last trading day prior to when reports of a possible transaction were first published, which further indicated an implied share price range of $33.83 to $53.48 per share of our common stock based on the application of the 7.9% to 70.6% range to the Company’s unaffected share price of $31.35 as of April 5, 2024;

Selected Precedent Transactions
Announcement Dates	Acquiror	Target Name	Premium Paid to Unaffected Share Price
1/19/2024	Blackstone	Tricon Residential Inc.	30.5%
8/28/2023	KSL	Hersha Hospitality Trust	59.2%
2/22/2023	GIC & Centerbridge	INDUS Realty Trust, Inc.	17.0%
9/15/2022	GIC & Oak Street	Store Capital	20.4%
4/25/2022	Blackstone	PS Business Parks	11.8%
4/19/2022	Blackstone	American Campus Communities	30.3%
3/2/2022	DRA Advisors & Various	Cedar Realty Trust	70.6%
2/16/2022	Blackstone	Preferred Apartment Communities	38.1%
11/15/2021	American Tower	CoreSite	7.9%
11/15/2021	KKR & Global Infrastructure Partners	CyrusOne	24.7%
11/8/2021	Cerebrus Capital & Highgate	CorePoint Lodging	41.8%
11/5/2021	Industrial Logistics Property Trust	Monmouth	23.6%
9/7/2021	PIMCO	Columbia Property Trust	27.1%
6/7/2021	Blackstone	QTS	20.9%
10/19/2020	Pretium & Ares	Front Yard Residential Corporation	63.0%
8/3/2020	Nexpoint Advisors	Jernigan Capital	23.5%
7/3/2019	AXA Advisors	Northstar	16.4%
7/31/2018	Brookfield	Forest City	26.6%
6/25/2018	Greystar Real Estate Partners	Education Realty Trust	13.6%
5/7/2018	Blackstone	Gramercy Property Trust	15.4%
3/26/2018	Brookfield	GGP	23.3%

The following supplemental disclosure amends and restates in its entirety the third bullet point beneath the first paragraph on page 48 of the Definitive Proxy Statement concerning Certain Other Information:

•
publicly available Wall Street research analysts’ price targets for the Company, which are set forth in the table below and which indicated standalone price targets of $31.00 to $45.50 per share of our common stock and a range of the 25th to the 75th percentile of such price targets of $34.00 to $40.00 per share of our common stock; and

Summary Analyst Research Estimates
Company	Report Date	Target Price
JP Morgan	4/3/2024	$34.00
Wedbush Securities	4/2/2024	$35.00
BMO Capital Markets	3/28/2024	$36.00
Citi	3/28/2024	$42.00
Raymond James	3/15/2024	$38.00
Janney Montgomery Scott LLC	3/15/2024	$35.00
Jefferies	3/8/2024	$32.00
Morningstar Inc.	2/29/2024	$45.50
Mizuho Securities USA	2/28/2024	$31.00
Goldman Sachs	2/22/2024	$34.00
Wolfe Research	2/20/2024	$40.00
Truist Securities	2/9/2024	$40.00

The following supplemental disclosure amends and restates in its entirety the fourth bullet point beneath the first paragraph on page 48 of the Definitive Proxy Statement concerning Certain Other Information:

•
publicly available Wall Street research analysts’ net asset value calculations per share for the Company, which are set forth in the table below and which indicated standalone price targets of $29.00 to $51.36 per share of our common stock and a range of the 25th to the 75th percentile of such price targets of $41.60 to $44.17 per share of our common stock.

Summary Analyst Research Estimates
Company	Report Date	NAV/Share
Green Street Advisors	4/5/2024	$41.20
JP Morgan	4/3/2024	$42.00
Wedbush Securities	4/2/2024	$43.34
BTIG	3/28/2024	$45.43
BMO Capital Markets	3/28/2024	$36.79
Citi	3/28/2024	$42.91
Raymond James	3/15/2024	$42.29
Jefferies	3/8/2024	$29.00
Mizuho Securities USA	2/28/2024	$45.00
Goldman Sachs	2/22/2024	$43.24
Truist Securities	2/9/2024	$51.36

The following supplemental disclosure amends and restates in its entirety the first full paragraph on page 49 of the Definitive Proxy Statement concerning Citi’s equity ownership in the Company and Blackstone, Inc.:

In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of the Company and the Parent Entities or their affiliates for Citi’s own account or for the account of Citi’s customers and, accordingly, may at any time hold a long or short position in such securities.  As of April 1, 2024, Citi held, on a proprietary basis, less than 1% of the outstanding equity securities of (i) the Company and (ii) Blackstone, Inc., which is an affiliate of the Parent Entities.  In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, the Parent Entities and/or their respective affiliates.

The following supplemental disclosure amends and restates in its entirety the fourth full paragraph on page 49 of the Definitive Proxy Statement concerning the Financing for the Merger.

The Parent Entities have informed us that, in connection with financing the Merger, they expect the Partnership and/or certain of its subsidiaries to incur an aggregate of approximately $2.9 billion to $3.4 billion of debt financing, which would be provided substantially concurrently with the closing (which we refer to as the “closing financing”). The closing financing includes approximately $2.65 billion of debt financing that was provided in a debt commitment letter the Parent Entities previously received from Wells Fargo Bank, National Association, Bank of Montreal, Goldman Sachs Bank USA, JPMorgan Chase Bank, National Association, Barclays Bank PLC, Bank of America, N.A., Morgan Stanley Mortgage Capital Holdings LLC, Société Générale and Deutsche Bank AG, New York Branch~~providing for debt financing in an aggregate amount of up to approximately $2.65 billion, and that they currently are pursuing obtaining an additional approximately $850 million to $2.15 billion of debt financing, in each case to be incurred by the Partnership and/or certain of its subsidiaries, which would be provided substantially concurrently with the closing of the merger~~. The Parent Entities expect that the Partnership will have approximately ~~$5.3~~ $4.7 billion to ~~$6.8~~ $5.2 billion of outstanding indebtedness immediately following the closing of the merger if the closing financing is obtained, which would increase the Company’s loan-to-value ratio from approximately 35% immediately prior to the closing of the merger to approximately 47% to 52% immediately following the incurrence of the closing financing. The Parent Entities also have informed us that they currently are pursuing obtaining up to an additional approximately $1.6 billion of debt financing, which may be incurred by the Partnership and/or certain of its subsidiaries during the third quarter of 2024 (which we refer to as the “additional financing”). The Parent Entities expect that the Partnership will have approximately $5.3 billion to $6.8 billion of outstanding indebtedness immediately after the incurrence of the additional financing if both the closing financing and additional financing is obtained, which would increase the Company’s loan-to-value ratio from approximately 35% immediately prior to the closing of the merger to approximately 53% to 68% immediately following the incurrence of the additional financing. The Parent Entities have indicated that the actual amount of any closing financing or additional financing (and the resulting loan-to-value ratios) will depend on various factors in the financing markets at the time of the closing of the merger and at the time of the incurrence of any additional financing, including interest rates, and that if the closing financing is incurred, it is possible no additional financing is incurred or that any additional financing is incurred later than expected. In addition, it is expected that the Sponsor will contribute equity to the Parent Entities for the purpose of funding the acquisition costs (including the common stock merger consideration) that are not covered by such debt financing.

The following supplemental disclosure amends and restates in its entirety the third full paragraph on page 51 of the Definitive Proxy Statement concerning the LTIP Units.

Certain of our directors and executive officers hold LTIP units. As of May 13, 2024,  (i) Mr. Considine owns 3,454,185 LTIP units, (ii) Ms. Finney-Cooke owns 12,111 LTIP units, (iii) Mr. Murphy owns 12,111 LTIP units, (iv) Ms. Paláu-Hernández owns 4,250 LTIP units, (v) Mr. Rayis owns 12,301 LTIP units, (vi) Ms. Sperling owns 12,111 LTIP units and (vii) Ms. Tran owns 12,111 LTIP units. After the merger, the outstanding LTIP units will remain issued and outstanding, and will continue to have the rights, privileges and obligations set forth in the applicable award agreement and the Partnership LPA, as amended in connection with the completion of the merger, which includes a right to convert into Partnership Common Units from time to time at the election of the holder thereof. The LTIP units are convertible into a number of Partnership Common Units based on the extent to which the LTIP units vest (or previously vested at the completion of the relevant performance period) based on achievement of performance goals and satisfaction of service-based vesting conditions, and certain LTIP units (which we refer to as “LTIP II units”) are also subject to a conversion price that reduces the number of Partnership Common Units into which they convert. We refer to LTIP units that are not subject to a conversion price as “LTIP I units”. For LTIP II units, it is anticipated that, after giving effect to the LPA Amendment, the number of Partnership Common Units issued upon conversion at or after the closing will be determined based on (i) (a) the value of a Partnership Common Unit (as determined by the General Partner in good faith) at the date of conversion minus (b) the closing trading price of a share of Company common stock at the date of grant, as adjusted, divided by (ii) the value of a Partnership Common Unit (as determined by the General Partner in good faith) at the date of conversion.

The following supplemental disclosure amends and restates in its entirety the last paragraph on page 51, the first paragraph on page 52, and the first full paragraph on page 52 of the Definitive Proxy Statement concerning the Distribution.

As described above in “The Merger—Financing”, the Parent Entities have informed us that they currently are pursuing obtaining ~~approximately $3.5 billion to $4.8 billion~~ an aggregate of approximately $2.9 billion to $3.4 billion of debt financing to be incurred by the Partnership and/or certain of its subsidiaries, which would be provided substantially concurrently with the closing of the merger. The Parent Entities have indicated to us that they anticipate causing the Partnership to distribute, substantially concurrently but effective after the closing of the merger, a majority ~~some~~ of the ~~debt~~ closing financing proceeds to the Partnership unitholders including the Company, in accordance with the terms of the Partnership Agreement, to allow the Company to fund a portion of the merger consideration using its share of such distribution. The Parent Entities have informed us that any such distribution could be in an amount of approximately ~~$11~~ $6 to ~~$20~~ $10 per Partnership Common Unit. We note that any such distribution would result in the holder of a Partnership Common Unit receiving cash and the value of such Partnership Common Unit being reduced accordingly. In addition, as described above in “The Merger—Financing”, the Parent Entities also have informed us that they are pursuing obtaining up to an additional approximately $1.6 billion of debt financing, which may be incurred by the Partnership and/or certain of its subsidiaries during the third quarter of 2024. If the additional financing is obtained, the Parent Entities have also informed us that they anticipate causing the Partnership to distribute the majority of the proceeds from the additional financing, following the incurrence thereof, to the Partnership’s unitholders, including the Company, and that any such distribution could be in an amount of up to approximately $10 per Partnership Common Unit.  We note that that any such distribution would result in the holder of a Partnership Common Unit receiving cash and the value of such Partnership Common Unit being reduced accordingly. The Parent Parties have indicated to us that they expect the actual amount of such financings and the actual amount of any ~~such~~ distribution will depend on interest rates and numerous other factors in the financing markets at the time of ~~closing~~ the related financing, and no assurance can be provided that any such distribution will occur or that it will occur within the expected timeframe.

Assuming the Parent Entities obtain ~~such debt~~ the closing financing and the additional financing described above and ~~such~~ the related distributions ~~is~~ are made, (i) based on the number of Partnership Common Units and LTIP units that Mr. Considine holds as of May 13, 2024, the Parent Entities have indicated that Mr. Considine, entities he controls and his spouse could receive an aggregate distribution amount, disregarding any reduction for tax withholding, of up to approximately ~~$24 million to~~ $45 million in respect of his and their Partnership Common Units and Class I High Performance Partnership Units and up to approximately ~~$4 million to~~ $7 million in respect of his LTIP units, assuming full vesting thereof and (ii) based on the number of LTIP Units each of Ms. Finney-Cooke, Mr. Murphy, Ms. Paláu-Hernández, Mr. Rayis, Ms. Sperling and Ms. Tran holds as of May 13, 2024, the Parent Entities have indicated that Ms. Finney-Cooke, Mr. Murphy, Ms. Paláu-Hernández, Mr. Rayis, Ms. Sperling and Ms. Tran could receive an aggregated distribution amount, disregarding any reduction for tax withholding, of up to $242,220, $242,220, $85,000, $246,020, $242,220 and $242,220, respectively, in respect of their respective LTIP units.

-END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT-

Cautionary Statement Regarding Forward-Looking Statements

This communication includes certain disclosures which contain “forward-looking statements” within the meaning of the federal securities laws, including but not limited to those statements related to the Merger, including financial estimates and statements as to the expected timing, completion and effects of the Merger. You can identify forward-looking statements because they contain words such as “expect,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “forecast,” “outlook” and variations of these terms or the negative of these terms and similar expressions. Forward-looking statements, including statements regarding the Merger, are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.

Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include but are not limited to: (i) the parties’ ability to complete the Merger on the anticipated terms and timing, or at all, including the Company’s ability to obtain the required stockholder approval, and the parties’ ability to satisfy the other conditions to the completion of the Merger; (ii) potential litigation relating to the Merger that could be instituted against the Company or its directors, managers or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the Merger will harm the Company’s business, including current plans and operations, including during the pendency of the Merger; (iv) the ability of the Company to retain and hire key personnel; (v) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (vi) legislative, regulatory and economic developments; (vii) potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect the Company’s financial performance; (viii) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (ix) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (x) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring the Company to pay a termination fee; (xii) those risks and uncertainties set forth under the headings “Special Note Regarding Forward Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the Securities and Exchange Commission from time to time, which are available via the SEC’s website at www.sec.gov; and (xiii) those risks that are described in the Definitive Proxy Statement that was filed with the SEC and available from the sources indicated below.

These risks, as well as other risks associated with the Merger, are more fully discussed in the Definitive Proxy Statement filed by the Company with the SEC in connection with the Merger. There can be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made. The Company does not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect the Company.

Important Additional Information and Where to Find It

This communication is being made in connection with the Merger.  In connection with the Merger, the Company filed the Definitive Proxy Statement on May 21, 2024 and certain other documents regarding the Merger with the SEC. The Definitive Proxy Statement has been mailed to stockholders of the Company. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Stockholders may obtain, free of charge, copies of such documents filed by the Company when filed with the SEC in connection with the Merger at the SEC’s website (http://www.sec.gov). In addition, the Company’s stockholders will be able to obtain, free of charge, copies of such documents filed by the Company at the Company’s website (www.aircommunities.com). Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request to the Company at 4582 South Ulster Street, Suite 1700, Denver, Colorado 80237.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from stockholders of the Company in connection with the Merger. Additional information regarding the identity of the participants, and their respective direct and indirect interests in the Merger, by security holdings or otherwise, are set forth in the Definitive Proxy Statement and other relevant materials filed with the SEC in connection with the Merger (if and when they become available). You may obtain free copies of these documents using the sources indicated above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APARTMENT INCOME REIT CORP.

Date:	June 14, 2024	By:	/s/ Paul Beldin
Paul Beldin
Executive Vice President and Chief Financial Officer

APARTMENT INCOME REIT, L.P.
By: AIR-GP, Inc., its General Partner
		By:	/s/ Paul Beldin
Paul Beldin
Executive Vice President and Chief Financial Officer